U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Strata Oil & Gas Inc.

(Exact name of registrant as specified in its charter)

Canada	000-500934	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10010 - 98 Street, PO Box 7770
Peace River, AB T8S 1T3

(Address of principal executive offices)

_______________________________

2016 Stock Option Plan

(Full Title of the Plan)

Strata Oil & Gas Inc.

10010 - 98 Street, PO Box 7770
Peace River, AB T8S 1T3

877-237-5443

(Telephone number, including area code, of agent for service)

________________________

Copy to:

William E. Cooper, Esq.

9909 Clayton Road, Suite 227

Saint Louis, MO 63124

314-581-4091

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, no par value	12,000,000(1)	$.025(2)	$300,000	$34.77(3)
(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of common stock which become issuable under the employee benefit plan described herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended.
(3)

The proposed maximum offering price and registration fee are based upon the sum obtained by adding (i) the product of 12,000,000 shares of common stock registered hereby under the 2016 Stock Option Plan multiplied by $0.025 (the average of the high and low sales prices per share of common stock, as reported on the Over-the-Counter Bulletin Board on November 17, 2016, which is within five days of the filing of this registration statement.

Explanatory statement

This S-8 is being refiled soley to correct the date in Part II, Item 3 Section (a) to be December 31, 2015.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

In accordance with the Note to Part I of Form S-8, the information specified by Part I of S-8 has been omitted from this Registration Statement on Form S-8. Such information will be sent or given to participants in the employee benefit plan described herein as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Although such documents are not being filed with the Securities and Exchange Commission, they constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Strata Oil & Gas Inc. (the “Company”) hereby states that (i) the documents listed below are incorporated by reference in this Registration Statement and (ii) all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

(a)	The Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2015;

(b)	The description of our common stock contained in the Company's Articles of Continuance, attached as Exhibit 3.4 to the Company's Registration Statement on Form S-4, filed with the Commission on April 22, 2003, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 6-K) prior to the filing of a post-effective amendment to this Registration Statement which indicated that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the document enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant's Annual Report on Form 20-F covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 20-F.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

Not Applicable

1

Item 6. Indemnification of Directors and Officers

Pursuant to Part 8 of the Company's Articles of Continuance, no director or officer will be liable for: the acts, receipts, neglects or defaults of any other person, or for joining in any receipt or act for conformity; any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by, for, or on behalf of the Company; the insufficiency or deficiency of any security in or upon which any moneys of the Company are invested; any loss or damage arising from the bankruptcy, insolvency or wrongful act of any person with whom any money, security or other property of the Company is lodged or deposited; or any other loss, damage, or misfortune whatever which may arise out of the execution of the duties of his or her office or in relation thereto; unless the same shall happen by and through his or her failure to exercise the powers and to discharge the duties of his or her office honestly and in good faith with a view to the best interests of the Company, and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Pursuant to Part 8 of the Company's Articles of Continuance, the Company is required to indemnify a director or officer of the Company, a former director or officer of the Company or another individual who acts or acted at the Company's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company is authorized to execute agreements evidencing its indemnity in favor of the foregoing persons to the full extent permitted by law. The Company may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in such Part, but the individual shall repay the moneys if the individual does not fulfill the conditions hereof. The Company will not indemnify an individual unless the individual: acted honestly and in good faith with a view to the best interests of the Company, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company's request; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

Pursuant to Part 8 of the Company's Articles of Continuance, the Company may purchase and maintain insurance for the benefit of an individual referred to in the foregoing section against any liability incurred by the individual: in the individual's capacity as a director or officer of the Company; or in the individual's capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the Company's request.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

3.1	Articles of Continuance*
3.2	Bylaws*
4.1	Strata Oil & Gas Inc. 2016 Stock Option Plan**
4.2	Form of Stock Option Agreement**
5.1	Opinion of William E. Cooper, Esq. as to the legality of the securities being registered**
23.1	Consent of William E. Cooper, Esq. (included in Exhibit 5.1)**
23.2	Consent of Independent Registered Public Accounting Firm **
24.1	Power of Attorney (Contained on the signature page of this Registration Statement)

*	Previously filed with the Company's Registration Statement on Form S-4 on April 22, 2003.
**	Filed herewith

2

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, on November 18, 2016.

Dated: November 18, 2016	By: /s/ Trevor Newton
Trevor Newton
Chief Executive Officer, President,
Secretary and Director

POWER OF ATTORNEY

KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Trevor Newton with the power of substitution, his attorney-in-fact, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that his substitute, may do or choose to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Trevor Newton Trevor Newton	Chief Executive Officer, President Secretary, Treasurer and Director	November 18, 2016

/s/ Michael Ranger Michael Ranger	Director	November 18, 2016

4